                                                                    Exhibit 99.1

                               POLYONE CORPORATION
                 SUPPLEMENTAL INFORMATION FOR THIRD QUARTER 2003
                            ISSUED: OCTOBER 29, 2003

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from the initiatives related to restructuring programs including cost reduction and employee productivity goals; (2) a delay or inability to achieve targeted debt level reductions through divestitures or other means; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets;
(5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services within the Company's various businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) an inability or delay in finding buyers of non-core assets for reasonable and acceptable terms; (16) an inability to access the receivables sale facility as a result of breaching covenants; (17) any poor performance of our pension plan assets and any obligation on our part to fund our pension plan; and (18) a delay or inability to bring the North American colors and performance additives and the engineered materials product platforms to profitability.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #10203)

PRESENTATION OF FINANCIAL INFORMATION

Below is supplementary commentary to the consolidated and business segment operating results for the three-month and nine-month periods ended September 30, 2003 and 2002, respectively, released on October 29, 2003.

ECONOMIC ENVIRONMENT

PolyOne's North American sales trends historically have shown a general correlation with the U.S. Industrial Production Manufacturing Index, less the high-tech component. After a modest increase in the first half of 2002, the index started declining in the third quarter of 2002 and continued a quarterly trend downward through the second quarter of 2003. In the third quarter of 2003, the index increased slightly, or 0.3%, over the 2003 second quarter, primarily on the strength of September 2003 which was 0.5% above the average of the combined July 2003 and August 2003 performance. On an annualized basis, this index for the third quarter of 2003 was below the third quarter of 2002 by approximately 2%.

According to the October Consensus Forecasts, the EURO ZONE's GDP declined 0.1% in the 2003 second quarter and the European Commission expects flat growth in the 2003 third quarter, with growth of 0.2% expected in the 2003 fourth quarter. For Asia, 2003 GDP growth is forecasted at 3.3%, or approximately 1% above the 2002 GDP growth rate. The 2003 growth in Asia resumed during the 2003 second quarter after a downward trend earlier due in part to the SARS illness.

TOTAL COMPANY RESULTS - 3Q03 VERSUS 3Q02

Third quarter 2003 sales of $630.3 million were $20.4 million, or 3% lower than third quarter 2002. Each business segment reported sales decreases in the third quarter of 2003 compared to the same period a year ago. Within the Performance Plastics business segment, the International

Plastic Compounds and Colors (PC&C) product group realized a 17% sales increase in the quarter, which included the effects of the December 2002 Transcolor acquisition and currency translation. Excluding the effects of the Transcolor acquisition and currency translation, the International PC&C sales decreased 2%. Also within the Performance Plastics business segment, the Vinyl Compounding product group was flat with the same period last year.

PolyOne reported operating income of $6.9 million for the third quarter of 2003, a decrease of $19.4 million compared to the same period last year. Of the 2003 operating income decrease of $19.4 million, special items represented $4.1 million of the change. The special items impacting operating income in both third quarters primarily relate to restructuring initiatives. In addition to previously announced restructuring initiatives, the 2003 third quarter special items reflected the decision to reduce North American manufacturing and overhead staffing, close two Ohio administrative offices and close a portion of the Mexico Distribution business, see Exhibit 1 which provides additional information on special items. The 2003 third quarter $15.3 million decrease in operating income before special items was largely the result of decreases in Performance Plastics of $5.9 million, Elastomers and Performance Additives of $4.9 million and Resin & Intermediates (R&I) of $3.9 million. Within PolyOne's operating businesses (total Company excluding the R&I segment) the margin associated with lower sales volumes and lower product material margins, particularly in vinyl compounds and engineered films, more than offset benefits from cost savings initiatives and favorable currency translation of approximately $0.9 million.

Interest expense in the third quarter of 2003 of $19.2 million increased $7.6 million compared to the same quarter in 2002. The higher 2003 interest expense is primarily due to the issuance of $300 million of 10.625 percent unsecured senior notes during the second quarter of 2003. In the third quarter of 2003, other expense, net, which includes the finance costs associated with the receivables sale facility, foreign currency gains and losses and other miscellaneous expenses, totaled $3.5 million, an increase of $4.0 million over the same period in 2002. The increase was primarily due to a $2.1 million increase from the impact of foreign currency losses and an $0.5 million increase in the finance costs associated with the receivables sale facility. Additionally, the 2002 expense included an $0.8 million gain from the sale of property.

Despite a 2003 third quarter consolidated pre-tax loss of $15.5 million that included Mexico restructuring charges of $1.7 million on which no tax benefit was recorded, the quarter's income tax expense was $27.7 million. The quarter's special tax items include tax expense of $24.0 million related to dividends from foreign subsidiaries and a $9.0 million tax allowance to reduce the U.S. net deferred income tax asset resulting from operating loss carry-forwards. Excluding the above items, the effective income tax rate for the third quarter of 2003 is 38.4%, see additional commentary later in this document. For the third quarter of 2002, the effective income tax expense rate on income from continuing operations was 37.3%.

The third quarter 2003 net loss was $43.2 million versus a net income of $9.8 million in the third quarter of 2002. The 2003 loss included special charges after-tax of $39.4 million compared to 2002 charges of $3.4 million.

COMMENTARY ON BUSINESS SEGMENT OPERATING RESULTS 3Q03 VERSUS 3Q02

See Exhibit 2 for business segment information referred to in the commentary below.

PERFORMANCE PLASTICS had third quarter 2003 sales of $445.3 million, a decrease of $3.6 million versus the third quarter 2002. Excluding the impact of foreign currency and the Transcolor acquisition, the decrease was $21.1 million, or 5%. A breakdown of the 2003 third quarter segment sales, by primary product group, is as follows:

                      PERFORMANCE PLASTICS SALES AND VOLUME


                                             Three Months Ended September 30,
                                                       2003 vs. 2002
                                    ----------------------------------------------------
                                        2003
                                       Sales %          Sales $        Shipment Lbs.
                                       of Total         % Change          % Change
                                    ---------------   -------------  -------------------
North American:
        Vinyl Compounds                    37%               0%              -5%
        Colors and Additives               11%              -7%              -7%
        Engineered Materials                7%             -10%             -13%
International PC&C                         24%              17%               9%
Specialty Resins and Formulators           14%              -7%             -10%
Engineered Films                            7%             -16%             -16%
                                    ---------------   -------------  -------------------
   Performance Plastics                   100%              -1%              -6%



The only product group to report sales growth in the 2003 third quarter was International PC&C, which benefited $8.8 million from the December 2002 acquisition of Transcolor and approximately $8.7 million from favorable Euro to U.S. dollar currency exchange. Before the effects of the Transcolor acquisition and currency translation, the 2003 third quarter International PC&C sales were 2% below the 2002 third quarter and volume was down 2% for the same period. The North American Vinyl Compounds sales were flat with the same quarter last year while the pounds shipped were down 5% on weaker demand. Since a year ago, vinyl compound selling prices have increased but are not sufficient to fully recover higher raw material costs. In the 2003 third quarter, the North American Colors and Additives sales revenue was a combined 2% higher than the same quarter last year in Packaging, Wire & Cable, and Producer Services markets, but was offset by a 14% decline in sales in other market platforms, especially Custom Molding and Automotive. Color average selling prices were higher in all markets except Pipe & Fittings. The decrease in North American Engineered Materials sales was primarily due to lower pounds shipped in nearly all markets and was partially offset by increased selling prices in most markets and a sales mix that resulted in an overall higher average selling price per pound. In the Specialty Resins and Formulators product group, the lower sales volumes (Specialty Resins down 14% and Formulators down 5%) were partially offset by increased average selling prices in both Specialty Resins and in Formulators. The Engineered Films sales decreased both in the custom and automotive operations. The automotive industry production and PolyOne supplied platforms were down approximately 8% versus the 2002 third quarter. The remainder of the automotive sales decline is due to old programs terminating over approximately the past twelve months. Softening in several applications reduced custom sales, especially Thin Films and other industrial markets as well as the movement of Office Products overseas.

Operating income before special items for the Performance Plastics segment in the third quarter of 2003 was $10.9 million, a decrease of $5.9 million compared to the third quarter of 2002. This decrease in operating income before special items resulted from a combination of the margin associated with the lower sales and margin compression in North American Vinyl Compounds and Engineered Films due to the impact of modestly higher PVC resin. These negative impacts to income were partially offset by lower costs from restructuring initiatives and favorable currency translation of $0.9 million. The third quarter 2003 U.S. industry average PVC resin selling price was approximately 0.5 cents per pound above the same period in 2002.

ELASTOMERS AND PERFORMANCE ADDITIVES sales were $84.6 million in the third quarter of 2003, a $10.6 million or 11% decrease compared to the same quarter in 2002. The 2003 third quarter shipment volume in pounds was down 14% versus 2002. In the third quarter of 2003 compared to 2002, elastomer compounding sales (excludes rolls and additives) decreased $9.1 million. Contributing to the sales decrease was weak industrial and automotive industry production levels. Additives revenue declined $1.7 million from slower customer demand, while rolls sales increased $0.2 million from new 2003 business.

Operating income before special items in the third quarter of 2003 was $0.1 million, or $4.9 million below the same quarter in 2002. Lower sales volumes were the primary driver of lower earnings with some reduction from energy-related raw material costs outpacing increases in selling prices.

DISTRIBUTION sales in the third quarter of 2003 were $128.1 million, 6% below the same quarter in 2002. The shipment volume in pounds when comparing the same periods was down 12% in 2003. For the 2003 third quarter versus the comparable period in 2002, U.S. and Canada sales decreased by 3% while shipments volume declined 7%. In Mexico, sales declined by approximately 50% due to a decision to exit a portion of the business.

Operating income before special items in the third quarter of 2003 was $2.7 million, or $0.3 million above the third quarter of 2002. The 2003 increase in operating income before special items is primarily due to the reduction of costs in Mexico and lower spending in the U.S. and Canada more than offsetting the lower sales.

R&I operating income before special items, consisting of equity income from joint ventures, allocated overhead support cost and costs associated with past operations was $7.5 million for the third quarter of 2003, or $3.9 million below the third quarter of 2002. PolyOne's share of equity earnings before special items in the third quarter of 2003 compared to the same quarter in

2002 decreased from OxyVinyls by $8.1 million and was partially offset by an increase from SunBelt of $2.3 million.

OxyVinyls third quarter earnings in 2003 versus 2002 suffered from higher energy costs of approximately $1.75 per million BTU's and lower PVC resin margins due to higher average industry ethylene cost of approximately 4.5 cents per pound and higher chlorine cost of approximately $15 per ton. The OxyVinyls chlor-alkai operations benefited from higher industry caustic soda prices of approximately $50 per ton. Comparing the quarters, the average industry spread of PVC resin selling prices over ethylene and chlorine costs decreased by approximately 2.0 cents per pound. The SunBelt earnings improvement was primarily driven by the higher average industry selling prices of chlorine and of caustic soda in the third quarter of 2003 versus the same period a year ago.

OTHER consists primarily of corporate governance costs that are not allocated to business segments and inter-segment profit elimination. Operating income before special items was an expense of $4.9 million in the third quarter of 2003 compared to an expense of $4.0 million in the same quarter of 2002. The third quarter inter-segment elimination of profit in inventory in 2003 was $1.1 million greater than 2002.

TOTAL COMPANY RESULTS - 3Q03 VERSUS 2Q03

Third quarter 2003 sales of $630.3 million were $20.6 million, or 3% lower than second quarter of 2003. The 2003 third quarter sales began slow in both July and August and then showed some encouraging upswing as September 2003 sales exceeded September 2002 sales by 5%. Below is a table summarizing the sales and pound volume changes, for the third quarter 2003 versus second quarter 2003, by business segment and major product group within the Performance Plastics business segment.


                                                   3Q03 versus 2Q03
                                         -------------------------------------
                                            Sales $%        Shipment Lbs. %
                                             Change              Change
                                         ---------------   -------------------
Performance Plastics:
      North American Plastic :
         Vinyl Compounds                       -1%                  0%
         Colors and Additives                   1%                 -4%
         Engineered Materials                   0%                 -4%
      International PC&C                       -4%                 -1%
      Specialty Resins and Formulators         -3%                 -3%
      Engineered Films                        -15%                -15%
                                         ---------------   -------------------
  Total Performance Plastics                   -3%                 -2%
Elastomers and Performance Additives           -3%                 -1%
Distribution                                   -4%                 -0%
                                         ---------------   -------------------
       Total                                   -3%                 -2%

In the third quarter, no segment increased sales over the previous quarter. However, within the Performance Plastics segment, sales of Colors and Additives increased 1%, while shipments decreased 4% due to higher Packaging and Wire & Cable sales volumes, offset by market erosion in custom molding and seasonal declines in Automotive and Pipe & Fittings. Also, Engineered Materials realized flat sales on 4% lower shipments due to weaker automotive industry production of 12% and slower shipments to Wire & Cable customers partially offset by higher sales volumes of Custom Molding products particularly to the appliance industry. The lower sales in the third quarter versus the previous quarter for Engineered Films was mainly due to the typical seasonality in both the automotive and custom operations. Automotive manufacturers typically shutdown for a period in July to change over to the new models plus this year's production schedules were adjusted to reduce some model inventories. In the custom operations, third quarter sales typically reflect the fall-off of Pool Liners.

PolyOne had operating income of $6.9 million for the third quarter 2003 compared to operating income of $10.8 million in the previous quarter. The special items expense included in operating income was $9.4 million in the 2003 third quarter and $3.4 million in the 2003 second quarter. The special items impacting operating income in both quarters largely consisted of restructuring costs. The 2003 third quarter $2.1 million increase over the previous quarter in operating income before special items was primarily the result of a $3.6 million increase in the Performance Plastics segment, which was partially offset by a $1.1 million decrease in the Elastomers and Performance Additives segment and with the Distribution segment nearly flat. The earnings improvement in the Performance Plastics segment was largely driven by higher margins particularly in the Vinyl Compound and Specialty Resin product groups. The earnings in the R&I segment were comparable between the quarters as slightly higher OxyVinyls earnings of $.4 million and a favorable $1.1 million swing in the elimination of OxyVinyls profit in PolyOne inventory was offset by lower SunBelt earnings of $1.3 million.

The third quarter 2003 net loss was $43.2 million versus a net loss of $6.0 million in the second quarter of 2003. The 2003 third quarter net loss included special items after-tax expense of $39.4 million compared with the 2003 second quarter expense of $2.3 million.

TOTAL COMPANY RESULTS - YTD 2003 VERSUS 2002

For the nine months ended September 30, 2003, sales were $1,926.7 million, which was $8.8 million above the same period in 2002. Below is a table summarizing the sales breakdown and the sales and volume changes for the 2003 and 2002 nine-month periods ended September 30.


                                                 Nine Months Ended September 30,
                                                          2003 vs. 2002
                                       ------------------------------------------------------
                                          2003
                                         Sales %           Sales $          Shipment Lbs.
                                         of Total         % Change            % Change
                                       --------------  ----------------  --------------------
Performance Plastics:
      North American Plastic :
         Vinyl Compounds                     25%              0%                    -5%
         Colors and Additives                 7%             -5%                    -2%
         Engineered Materials                 5%             -9%                   -13%
      International PC&C                     17%             26%                    16%
      Specialty Resins and Formulators       10%             -5%                    -8%
      Engineered Films                        6%            -10%                    -9%
                                       --------------  ----------------  --------------------
  Total Performance Plastics                 70%              2%                    -4%
Elastomers and Performance Additives         14%             -6%                    -6%
Distribution                                 21%              1%                    -7%
Other                                        -5%              -                      -
                                       --------------  ----------------  --------------------
       Total                                100%              0%                    -5%


For the first nine months of 2003, Performance Plastics and Distribution both reported sales growth over the same 2002 period. Within Performance Plastics, the International PC&C sales increase of 26% benefited $30.2 million from the December 2002 acquisition of Transcolor and approximately $38.2 million from favorable Euro-to-U.S. dollar currency exchange. Before the effects of the Transcolor acquisition and currency translation, the 2003 first nine months International PC&C sales were 1% below the 2002 same period, while volume increased 2% during the period. North American Vinyl Compound 2003 shipments are 5% below the comparable last year period primarily lead by decrease in sales volumes in Wire & Cable and Packaging with higher average selling prices offsetting the volume decrease. The North American Colors and Additives 2003 year-to-date shipments are 2% below the 2002 same period, lead by decreases from market erosion in Custom Molding (26% decline) and 18% lower sales volumes in Automotive nearly offset by a combined 17% increase in Pipe & Fittings and Producer Services markets. While Color selling prices increased in most markets, the sales mix resulted in a lower overall average 2003 nine-month selling price. The North American Engineered Materials sales and shipment weakness for the 2003 and 2002 nine months is largely due to lower volumes in most markets except Wire & Cable. Also, the 2003 year-to-date Engineered Films sales and shipments decrease versus the same 2002 period was largely in the automotive operations due to lower automotive industry sales and the terminating of old platform programs. Film sales decreases were also in the Loose-leaf and Thin Films markets of the custom operations.

PolyOne had operating income of $1.5 million in the first nine months of 2003 versus operating income of $52.3 million in the same 2002 period. For the nine months ended September 30, the 2003 special items in operating income, consist primarily of restructuring costs and losses on divestments, were expense of $39.4 million versus expense of $9.7 million for the same period in 2002. For the nine month period, the 2003 versus 2002 decrease in operating income before special items of $21.1 million primarily resulted from decreases in Performance Plastics of $25.6 million and Elastomers and Performance Additives of $8.2 million, which was partially offset by an increase in the R&I segment of $12.1 million. The earnings decreases in Performance Plastics and Elastomers and Performance Additives largely were due to higher material costs that have not been fully recovered in higher selling prices and lower sales volumes. The margin compression was most severe in the North American Vinyl Compounds, Specialty Resins and Engineered Films operations. The improvement in the R&I segment resulted from higher SunBelt earnings of $14.5 million that was partially offset by lower OxyVinyls earnings of $3.8 million. For the nine months of 2003 versus 2002, the average industry selling price for chlorine increased approximately $120 per ton and caustic soda increased approximately $65 per ton. For the comparable nine month periods, OxyVinyls earnings decreased primarily due to higher average natural gas costs of approximately $2.30 per million BTU's, which was largely offset by higher chlor-alkali earnings driven the higher industry average selling prices of chlorine and caustic soda, while the average industry spreads of PVC selling prices over ethylene and chlorine costs were nearly flat.

Interest expense in the first nine months of 2003 of $49.0 million increased $17.6 million compared to the same period in 2002. The higher 2003 interest expense primarily is due to the issuance of $300 million of 10.625 percent unsecured senior notes in the second quarter of 2003 and the issuance of $200 million of 8.875 percent unsecured senior notes in the second quarter of 2002.

Other expense, net includes the finance costs associated with the receivables sale facility, foreign currency gains and losses and other miscellaneous expenses. In the first nine months of 2003, other expense, net totaled $10.1 million, an increase of $6.2 million over the same period in 2002. The increase was primarily due to a $3.7 million increase from the impact of foreign currency losses and an $0.8 million increase in the finance costs associated with the receivables sale facility. The 2003 other expense, net also includes a purchase premium of $0.8 million on the early buy-back and retirement of a portion of the unsecured senior notes that matured in September 2003.

The 2003 nine-month income tax expense was $11.5 million on a consolidated pre-tax loss of $57.0 million. The 2003 year-to-date special tax items include tax expense of $24.0 million related to dividends from foreign subsidiaries and a $9.0 million tax allowance to reduce the U.S. net deferred income tax asset resulting from operating loss carry-forwards. Excluding the above items, the effective income tax rate for the first nine months of 2003 was 37.7%. For the first nine months of 2002, the effective income tax expense rate on income from continuing operations was 37.5%.

The net loss before discontinued operations and cumulative effect of a change in accounting for the nine months ended September 30, 2003 was $68.5 million compared to a 2002 nine-month net income before discontinued operations and cumulative effect of a change in accounting of $11.0 million. The 2003 loss included special after-tax charges of $57.9 million compared to 2002 charges of $6.2 million.

CAPITAL RESOURCES AND LIQUIDITY

As of September 30, 2003, PolyOne had existing facilities to access available capital resources (receivables sale facility, secured revolving credit facility, uncommitted short-term credit lines and senior unsecured notes and debentures) totaling approximately $985.7 million. As of September 30, 2003, the Company had utilized $851.5 million of these facilities and approximately $134.2 million was available to be drawn and remain in compliance with all facilities. The utilized facilities consisted of long-term debt of $785.9 million (including $777.5 million of senior unsecured notes and debentures), short-term debt of $0.9 million, capital leases of $0.1 million and receivables sold of $64.6 million.

Of the capital resource facilities available to PolyOne as of September 30, 2003, the portion of the receivables sale facility that was actually sold provided security in connection with the transfer of ownership of these receivables. Each indenture governing our senior unsecured notes and debentures and our guarantee of the SunBelt notes allows for a specific level of secured debt, above which security must be provided on each such indenture. The receivables sale facility does not constitute debt under the covenants associated with the senior unsecured notes and debentures. As of September 30, 2003, the Company sold accounts receivable of $64.6 million and had guaranteed unconsolidated equity affiliate debt of $91.4 million for SunBelt.

On May 6, 2003, PolyOne completed a debt refinancing. The refinancing provided liquidity and the funds to repay senior debt that matured in September 2003, and to support normal operations and fund previously announced restructuring initiatives intended to improve earnings. As part of this comprehensive refinancing, we issued $300 million of 10.625 percent unsecured senior notes, entered into a new three-year $225 million receivables sale facility, and amended and restated the revolving credit facility. The 10.625 percent unsecured senior notes rank equally with all other senior unsecured indebtedness. The new receivables sale facility replaced the former receivables sale facility. The security that had been extended in February 2003 to senior notes and debentures and our guarantee of the SunBelt notes terminated as part of the debt refinancing. Security was granted under the terms of the 2003 amended and restated revolving credit agreement. As of September 30, 2003, PolyOne's secured borrowings were not at levels that would trigger the security on the public indentures.

As of September 30, 2003, PolyOne had not drawn on the revolving credit facility, although it served as a back-up facility for $25.9 million of outstanding letters of credit and for $7.9 million of loan guarantees, the majority of which related to our 50% Colombian equity joint venture. As noted above, on May 6, 2003, PolyOne amended and restated its revolving credit facility. As amended and restated, it has a three-year term and provides for up to $50.0 million in borrowings. However, the maximum amount that may be borrowed under the revolving credit facility is limited to an amount equal to 95% of the amount that may be borrowed and secured without triggering the security provisions of the indentures governing the existing senior unsecured notes and debentures. The revolving credit facility was further amended on

September 25, 2003 to limit any borrowings under the facility unless, after giving effect to the borrowing, the interest coverage ratio calculated under the agreement would not be less than 1 and the borrowed debt-to-adjusted EBITDA ratio would be not more than 4.75. The amended and restated revolving credit facility makes available up to $35.0 million for the issuance of standby letters of credit. Obligations under the revolving credit facility are secured by substantially all of the Company's domestic intellectual property and inventory and some of the Company's domestic real property.

PolyOne's amended and restated revolving credit facility and the new receivables sale facility require, among other things, PolyOne to maintain certain interest coverage and borrowed debt-to-adjusted EBITDA earnings ratios. Further, the financing arrangements limit payments for purposes such as capital expenditures, acquisitions and dividends. On September 25, 2003, the required financial ratios in the financing arrangements were amended. The following table summarizes the current defined financial covenant ratios for the remainder of 2003 and 2004 under the amended and restated revolving credit facility (both ratios apply) and the new receivables sale facility (only the interest coverage ratio applies to the receivables sale facility):


                                                            Borrowed
                                                            Debt-to-
                                        Interest            Adjusted
                                     Coverage Ratio          EBITDA
                                                              Ratio
                                       (Minimum)           (Maximum)
                                    -----------------  -------------------
Agreement compliance

   Third quarter of 2003                     .50              20.00
   Fourth quarter of 2003                    .65              15.00
   First quarter of 2004                     .75              13.00
   Second quarter of 2004                   1.00              10.25
   Third quarter of 2004                    1.50               7.50
   Fourth quarter of 2004                   1.90               5.75


On May 6, 2003, PolyOne terminated its former receivables sale facility and entered into a new receivables sale facility. Under the terms of the agreement governing the new facility, the Company is allowed to sell accounts receivable and realize proceeds of up to $225.0 million. However, the maximum amount of proceeds that may be received is limited to 85% of the amount of eligible domestic accounts receivable sold. The new receivables sale facility also makes available up to $50.0 million for the issuance of standby letters of credit. Although the former receivables sale facility contained a provision that would allow the purchasers of the accounts receivable to terminate the facility if senior debt ratings fell below specified levels, the new receivables sale facility does not contain any credit ratings provision.

The realization of profitable operations will be important to (1) maintaining the existing levels of available capital resources, (2) any refinancing of a portion of the existing capital resources, and (3) the execution of our announced restructuring initiatives. The sum of EBITDA ($111.4 million) and special items totaled approximately $124 million in the year 2002. In the first nine months of 2003, the sum of EBITDA ($56.6 million) and special items totaled $96.0 million, or

$19.1 million below the comparable amount in 2002. EBITDA must cover expenditures for financing costs (interest expense and discount on sale of accounts receivable, which were approximately $53 million in the first nine months of 2003 and are projected to be $72 million for the full year), spending associated with restructuring, cash taxes, capital expenditures and cash to fund sales growth through increased working capital requirements. Cash spending for the restructuring initiatives to-date (North American PC&C manufacturing improvements, business unit initiatives and the recent selling and administrative cost-reduction program) was approximately $39 million in the first nine months of 2003 and are projected to be approximately $47 million for the year. Capital expenditures for the year 2003 are projected to be approximately $35 to $40 million. In December 2002, PolyOne announced that the Company would suspend the payment of dividends commencing in the first quarter of 2003.

In the first nine months of 2003, PolyOne contributed, primarily in the third quarter, approximately $16 million to its qualified defined benefit pension plans, which exceeded the 2003 required minimum funding of approximately $1 million. PolyOne currently estimates that there will be no required minimum funding in 2004. Market asset performance in 2003 will impact the final minimum funding requirements in 2005. An assumed 8.75% long-term rate of return on pension assets in 2003 would produce a projected minimum funding requirement by September 15, 2005 of approximately $36 million. The actual 2003 nine-month asset return was approximately 14% (each 1% return on asset variance in 2003 from 8.75% impacts the 2005 minimum funding by approximately $1 million). However, PolyOne intends to continue funding in excess of any minimum required for the qualified defined benefit pension plans during calendar 2004, which would reduce any otherwise required funding by September 15, 2005.

Based on our current projected operations, PolyOne believes the Company should be able to continue to manage and control working capital, discretionary spending and capital expenditures, and that cash flow generated from operations, along with the borrowing capacity under the revised revolving credit facility and new receivables sale facility, should be adequate to fund its operations and to meet its debt service requirements.

Senior management uses EBITDA and EBITDA before special items as cash flow metrics. PolyOne believes that EBITDA and EBITDA before special items are useful cash flow metrics, both at the consolidated and business segment levels, to assess liquidity and operating cash flow available for working capital, investing activities, financing activities and other spending, such as restructuring. When PolyOne's management reviews results, special items are excluded from EBITDA in order to enhance the understanding of their current level and their potential future implications. Below is a reconciliation of EBITDA to "net cash provided (used) by operating activities for continuing operations" and "EBITDA before special items" to "net loss.".

           Reconciliation of EBITDA and EBITDA before special items to
                         Cash Flow and Operating Results
                                   $ millions


                                                        Nine Months Ended September                 Year 2002
                                                                  30, 2003
                                                       -------------------------------     -----------------------------
                                                        Cash Flow         Operating        Cash Flow        Operating
                                                                           Results                           Results
                                                       -------------    --------------     -----------    --------------
Net cash provided (used) by operating activities
     for continuing operations                           ($164.6)                             ($32.7)

Net loss                                                                     ($68.5)                           ($58.9)
Cumulative effect of a change in accounting
                                                                                                                 53.7

Income from discontinued operations                                                                              (1.4)
Income tax expense (benefit)                                                   11.5                              (5.2)
Interest expense, net                                                          48.4                              41.5
Other expense, net                                                             10.1                               9.2
Depreciation and amortization                                                  55.1                              72.5
Payments of interest, taxes and discount on sale
     of receivables                                         38.4                                47.2

Equity and minority interest income (loss)                  25.8                                20.2

Dividends and distributions received                       (12.6)                              (37.4)
Realized currency gains (losses)                             8.9                                13.0
Investment writedown and asset losses                       (0.2)                               (5.1)

Receivables sale facility, decrease                         95.3                                57.6
Commercial working capital                                  47.6                                59.9
Accrued expenses and other                                  17.8                               (11.3)
                                                       -------------    --------------     -----------    --------------

EBITDA                                                      56.6               56.6            111.4            111.4

Special items, expense                                      39.4               39.4             12.2             12.2
                                                       -------------    --------------     -----------    --------------

EBITDA before special items                                $96.0              $96.0           $123.6           $123.6
                                                       =============    ==============     ===========    ==============


CASH FLOW AND WORKING CAPITAL

For the three months ended September 30, 2003, operating activities from continuing operations provided cash of $7.4 million and for the nine months ended September 30, 2003 operating activities from continuing operations used cash of $164.4 million. For the third quarter and nine months, the amount sold under the receivables sale facility was reduced $25.4 million and $95.3 million, respectively. For the 2003 third quarter, working capital decreased $19.3 million and for the first nine months of 2003 working capital increased $275.8 million.

Before changes in the level of accounts receivable sold, operating activities provided cash of $32.8 million in the third quarter of 2003 and utilized cash of $69.1 million in the first nine months of 2003. Commercial working capital (trade accounts receivables before receivables sold plus FIFO inventories less accounts payables) decreased $26.0 million in the 2003 third quarter and increased $47.6 million in the nine months ended September 30, 2003. Cash funding of restructuring initiatives was $12.0 million in the third quarter of 2003 and $35.3 million in the first nine months of 2003. The level of accounts receivable sold decreased $25.4 million in the third quarter of 2003 and decreased $95.3 million in the first nine months of 2003. When comparing the nine months ended September 30, 2003 versus 2002, net cash used by continuing operations for operating activities increased $104.2 million. This increase was primarily due to lower 2003 EBITDA of $50.3 million, plus a reduction in the level of accounts receivables sold of $70.1 million, and plus a reduction in accrued expenses and other of $25.5 million largely due to increased payments of employee separation and plant phase-out costs, that was partially offset by a smaller 2003 increase in the level of commercial working capital.

Investing activities from continuing operations for the three months ended September 30, 2003 provided cash of $49.3 million and for the nine months ended September 30, 2003 used cash of $13.8 million. Before the decrease in restricted cash, the investing activities from continuing operations used cash of $4.4 million in the 2003 third quarter. Cash spending included capital expenditures for the 2003 third quarter of $8.8 million and $24.9 million year-to-date. Also, the first nine months of 2003 included spending for businesses acquired of $15.8 million and proceeds from the sale of assets of $27.0 million. The May 2003 debt refinancing provided restricted cash for the payment of certain unsecured senior debt, which matured in September 2003.

Cash used for financing activities from continuing operations during the third quarter of 2003 was $65.5 million, primarily reflecting the payment of certain unsecured senior debt, which matured in September 2003. Cash provided by financing activities from continuing operations for the nine months ended September 30, 2003 was $190.4 million, primarily reflecting the issuance of $300 million of 10.625% unsecured senior notes and subsequent reduction of short-term debt. No dividends were paid 2003.

Commercial Working Capital (CWC) is non-GAAP metric used by management to support its cash management activities. Management believes CWC is a useful metric as it focuses on that portion of GAAP working capital that would be expected to impact liquidity as changes in sales levels occur. CWC may not be a comparable metric to that used by other companies. The table below is a reconciliation of the change in PolyOne's defined Commercial Working Capital between the Balance Sheet Change and Statement of Cash Flows. Under GAAP, the balance sheet is translated at the month-end currency exchange rate. The cash flow uses an average period rate and excludes non-cash currency translation.

                        COMMERCIAL WORKING CAPITAL (CWC)
              RECONCILIATION OF BALANCE SHEET MOVEMENT TO CASH FLOW
                                 ($ IN MILLIONS)
                                 SEPTEMBER 2003


     BALANCE SHEET CHANGE                                                CASH FLOW CHANGE
-------------------------------                                    -----------------------------
     QTR              YTD            PER FINANCIAL STATEMENTS          QTR             YTD
--------------    -------------                                    ------------    -------------

 $    17.4         $  150.9     Trade Accounts Receivable            $   16.0       $   141.1
     (26.6)             5.4     Inventories                             (27.3)           (1.3)
      12.4            (15.0)    Accounts Payable                         13.0            (9.3)
--------------    -------------                                    ------------    -------------
       3.2            141.3                                               1.7           130.5
       -                -       Cumulative Currency Translation           1.5            10.8
--------------    -------------                                    ------------    -------------
       3.2            141.3                                               3.2           141.3
                                ADJUSTMENTS:
     (25.4)           (95.3)    Receivable Securitization               (25.4)          (95.3)
      (3.8)             1.6     Lifo Reserve                             (3.8)            1.6
--------------    -------------                                    ------------    -------------
                                COMMERCIAL WORKING CAPITAL
  $  (26.0)        $   47.6         INCREASE (DECREASE)              $   26.0)       $   47.6
==============    =============                                    ============    =============


                           CWC COMPONENTS AND MOVEMENT
                                 ($ IN MILLIONS)


                                                           Third        Year-to-Date
  Sept. 30,                                               Quarter         2003
2003 Balance                                            2003 Change       Change
--------------                                          ------------    -----------
                  Trade Accounts Receivable before
    $379.8        Receivables Sold                          $(8.0)          $55.5
     284.7        FIFO Inventories                          (30.4)            7.1
    (257.0)       Accounts Payable                           12.4           (15.0)
--------------                                          ------------    -----------
    $407.5             Total                               $(26.0)          $47.6
==============                                          ============    ===========



The days of trade receivables outstanding at September 30, 2003 of approximately 54 days was flat with the June 30, 2003 level. Days of inventory at September 30, 2003 were approximately 46 days or nearly 8 days above the 2003 June month-end level. The September 30, 2003 accounts payables were $12.4 million below June 30, 2003, due to lower inventory purchases in September.

                   CWC RECONCILIATION TO GAAP WORKING CAPITAL
                                 ($ IN MILLIONS)


                                                                September 30,
                                                                     2003
                                                              -------------------
    Total current assets                                        $     688.7
    Total current liabilities                                        (392.6)
                                                              -------------------
         Working Capital (GAAP)                                       296.1

    Add:         Short-term and current long-term debt                  1.7
                 Accrued liabilities                                  133.9
                 Receivable securitization and Lifo reserve            90.2

    Deduct:      Cash                                                 (50.4)
                 Deferred tax asset, current                          (41.2)
                 Other current assets                                 (22.8)
                                                              -------------------
         Commercial Working Capital                             $     407.5
                                                              ===================



OTHER

INCOME TAXES

The 2003 third quarter and nine-month income tax expense on the pre-tax loss from continuing operations was $27.7 million and $11.5 million, respectively. The expense in both 2003 periods included the income tax expense on foreign earnings plus $24.0 million related to our intent to distribute foreign dividends, in the 2003 fourth quarter. The foreign dividend distribution results in higher income tax expense because of our inability to utilize domestic foreign tax credits. The foreign dividends will have no significant impact on PolyOne's liquidity. Further, because of the past three years of accumulated U.S. losses, no tax benefit can be recorded on domestic losses. Therefore, PolyOne's 2003 losses from U.S. operations have been reduced by $9.0 million, the value of its otherwise deferred tax credits, in both 2003 periods. PolyOne intends to adjust or eliminate the tax valuation allowance in the future when sufficient positive evidence exists to support realization of some or all of its reserved deferred tax assets.

As of September 30, 2003, PolyOne's balance sheet had no net domestic deferred tax asset. Further, cumulative allowances on deferred tax benefit/credit have been recorded of approximately $41 million.

NON-CORE BUSINESS OPERATIONS

On October 21, 2003, PolyOne announced its intent to pursue the sale of three non-core business operations. The non-core business operations consist of the Specialty Resin and Engineered Films product groups, which are included in the Performance Plastics business, and the Elastomers and Performance Additives business. As a result of this decision, in the fourth quarter of 2003, certain assets including goodwill will be reviewed as to potential impairment and could result in charges to earnings. Also, an on-going evaluation will occur as to when to report each business operation as a discontinued operation.

Below is summary financial information regarding the non-core business operations (Specialty Resin and Engineered Films) included in the Performance Plastics business segment.


$ millions                                             Three Months                 Nine Months
                                                       ------------                 -----------
                                                3Q03       2Q03       3Q02       2003        2002
                                                ----       ----       ----       ----        ----
Operations:
     Sales                                       $52.7      $58.7      $61.9     $170.4      $189.3
     Operating income, before special items       (3.6)      (5.0)      (2.3)     (10.7)        2.2

Other Data:
     EBITDA, before special items                 (0.9)      (2.3)       0.4       (2.5)       10.4

Assets, as of September 30                                                       $206.8      $227.9


GOODWILL IMPAIRMENT ASSESSMENT

As of September 30, 2003, PolyOne had recorded goodwill on the balance sheet totaling $444.7 million. Most of the goodwill is associated with three identified reporting units - Plastic Compounds and Colors ($270.5 million), Specialty Resins and Formulators ($59.9 million) and Elastomers and Performance Additives ($111.9 million). Statement of Financial Accounting Standards No. 142 (SFAS No. 142) "Goodwill and Other Intangible Assets," requires an annual assessment for potential impairment of goodwill. During 2002, we elected to make July 1 our annual assessment date. As disclosed in the 2003 second quarter 10-Q, in August 2003 we completed our assessment and concluded for each reporting unit that its fair value exceeds its book carrying value. With the issuance of the valuation reports, we completed the required 2003 "phase one" annual goodwill impairment assessment and concluded that no impairment had occurred.

Any future occurrence of a defined potential indicator of impairment would result in our having to perform another "phase-one" valuation analysis, as required under SFAS No. 142, for some or all of our reporting units prior to the next required 2004 annual assessment. Events deemed to be potential indicators of impairment and the resulting analysis could result in charges against earnings for goodwill and other asset impairments in the future. Any future goodwill impairment would have no impact on PolyOne's required financial ratios under the receivables sale facility and the revolving credit facility. However, the available borrowings under the revolving credit facility would effectively be reduced by 10% of any after-tax impairment write-off. The October 21, 2003 announcement concerning the potential sale of non-core business operations will result in a 2003 fourth quarter assessment of potential goodwill impairment for the Specialty Resin and Formulators and Elastomers and Performance Additives reporting units.

WELVIC DISPOSITION

Welvic Australia Pty Ltd (Welvic), effective September 1, 2003, sold its net operating assets to Orica Ltd. Welvic is an Australian vinyl custom compounding joint venture between PolyOne (37.4% ownership interest) and Orica Ltd. Following the sale of assets, Welvic will be liquidated. Through the sale of operating assets and liquidation, PolyOne estimates it will realize approximately $2.5 million of cash, which approximated the book carrying value.

RECLASSIFICATION

In December 2002, PolyOne sold its 70% interest in So.F.ter S.p.A. an Italian compounder of thermoplastic materials. With the sale, all historical operating results of this business have been reported separately as a discontinued operation. The business was previously included within PolyOne's Performance Plastics business segment.

                                                                       Exhibit 1

                      Summary of Special Items (Unaudited)
                                  (In millions)


                                                                          Three Months                      Nine Months
                                                          -----------------------------------------  ------------------------
                                                             3Q03            2Q03           3Q02          2003        2002
                                                          ------------   -----------   ------------  -----------   ----------
Employee separation and plant phase-out costs (1)              $ (8.2)       $ (2.1)        $ (0.2)     $ (35.2)      $ (1.1)
Period plant phase-out costs incurred (2)                        (1.2)         (0.3)          (0.5)        (2.4)        (0.7)
Equity affiliate - employee severance, liabilities
     associated with the temporary idling of a plant
     and cumulative effect of a change in accounting (3)            -          (1.0)          (4.1)        (1.8)        (4.9)
Loss on divestiture of equity investment (4)                        -             -              -            -         (1.5)
                                                          ------------   -----------   ------------  -----------   ----------
    Subtotal - impact on EBITDA (expense)                        (9.4)         (3.4)          (4.8)       (39.4)        (8.2)
Plant phase-out accelerated depreciation (2)                        -             -           (0.5)           -         (1.5)
                                                          ------------   -----------   ------------  -----------   ----------
    Subtotal - impact on operating (expense)                     (9.4)         (3.4)          (5.3)       (39.4)        (9.7)
Loss on sale (5)                                                    -          (0.2)             -         (0.2)           -
                                                          ------------   -----------   ------------  -----------   ----------
    Total  - impact pre tax (expense)                            (9.4)         (3.6)          (5.3)       (39.6)        (9.7)
Income tax benefit on above items                                 3.0           1.3            1.9         14.7          3.5
Foreign dividend tax (6)                                        (24.0)            -              -        (24.0)           -
Tax allowance (7)                                                (9.0)            -              -         (9.0)           -
                                                          ------------   -----------   ------------  -----------   ----------
    Total - after tax (expense) before discontinued
         operations and cumulative effect of a change
         in accounting                                        $ (39.4)       $ (2.3)        $ (3.4)     $ (57.9)      $ (6.2)
                                                          ============   ===========   ============  ===========   ==========



(1) These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plants and equipment related to restructuring initiatives. The 2003 expense relates to the following:
     * January 16, 2003 announcement to reduce approximately 400 staff personnel.
     * March 26, 2003 announcement to exit an Engineering Films plant in Yerington, Nevada.
     *    June 2003 decision to close the Fort Worth, Texas plant.
     * Second quarter reversal of restructuring costs provided for in prior years.
     * Third quarter reduction of 112 North American plastics personnel (71 in manufacturing and 41 in sales and administration). Manufacturing reductions include the shutdown of the St. Remi, Quebec powder production, elimination of vinyl compound production shifts and staff reductions at the Macedonia, Ohio engineered materials plant.
     *    Third quarter closure of two leased Ohio administrative offices.
     * Third quarter closure of a portion of the Mexico distribution business. The restructuring costs include asset write-offs totaling $0.4 million.

The 2002 expense was associated with the consolidation of certain activities related to the Formulator operations in the Performance Plastics business segment.

(2) These are plant and phase-out costs associated with the 2001 Geon restructuring initiatives that are to be recognized as period costs versus when the restructuring initiative was approved. In connection with the acquisition of Hanna and resulting formation of PolyOne, management developed several initiatives to capture the strategic value of the combined former Geon and former Hanna businesses. This resulted in several announcements in 2001 that former Geon plants and Hanna plants would be closed. The initiatives also included the termination of corporate and other positions at Geon and former Hanna locations. The 2003 third quarter expense is for the write-off of inventory and receivables as a result of the decision to close the Mexico distribution business.

(3) The second quarter 2003 expense relates to employee severance costs associated with a personnel reduction undertaken by OxyVinyls. In addition, the 2003 first nine months expense includes a charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations." The 2002 costs include PolyOne's share of OxyVinyls employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant in December 2001 and the asset write-off and decommissioning costs related to the permanent closure of a portion of a plant in 2002.

(4) Includes the 2002 first quarter loss on our divestiture of our 37.4% investment in the PVC resin operations of Australian Vinyls Corporation.

(5) Loss recorded for the sale of our European vinyl compounding business.

(6) U.S. tax expense related to foreign subsidiary dividends to be paid in the fourth quarter of 2003.

(7) Tax allowance to reduce net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                                                       Exhibit 2

             Business Segment Operations and Other Data (Unaudited)
                                  (In millions)

Senior management uses operating income before special items as a business segment measure of operating performance. Also, EBITDA before special items is used as a business segment cash flow metric. For a reconciliation from operating income to operating income before special items to EBITDA before special items and EBITDA to EBITDA before special items, see the following table. Operating income before special items and EBITDA before special items are non-GAAP measures and should not be considered an alternative to any other measures of performance in accordance with GAAP. Senior management presents operating income before special items and EBITDA before special items when discussing the business segments because senior management believes such measures are useful in assessing the underlying earnings and cash generating power of each business segment. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items.

Accordingly, senior management believes that excluding special items provides insight into the underlying metric achievement level and their potential future implication. Operating income before special items and EBITDA before special items may not be comparable to financial performance measures presented by other companies.


                                                                Three Months                             Nine Months
                                                 --------------------------------------------    ----------------------------
OPERATIONS:                                         3Q03            2Q03            3Q02            2003            2002
                                                 ------------    ------------    ------------    ------------    ------------

Sales:
    Performance Plastics                             $ 445.3         $ 460.5         $ 448.9        $1,353.4        $1,321.9
    Elastomers and Performance Additives                84.6            87.5            95.2           266.1           282.7
    Distribution                                       128.1           133.1           135.8           397.1           393.8
    Resin & Intermediates                                  -               -               -               -               -
    Other                                              (27.7)          (30.2)          (29.2)          (89.9)          (80.5)
                                                 ------------    ------------    ------------    ------------    ------------
                                                     $ 630.3         $ 650.9         $ 650.7        $1,926.7        $1,917.9
                                                 ============    ============    ============    ============    ============

Operating income (loss) before special items:
    Performance Plastics                              $ 10.9           $ 7.3          $ 16.8          $ 23.0          $ 48.6
    Elastomers and Performance Additives                 0.1             1.2             5.0             3.5            11.7
    Distribution                                         2.7             2.8             2.4             8.4             8.1
    Resin & Intermediates                                7.5             7.5            11.4            19.0             6.9
    Other                                               (4.9)           (4.6)           (4.0)          (13.0)          (13.3)
                                                 ------------    ------------    ------------    ------------    ------------
                                                      $ 16.3          $ 14.2          $ 31.6          $ 40.9          $ 62.0
                                                 ============    ============    ============    ============    ============

OTHER DATA:

EBITDA before special items:
    Performance Plastics                              $ 25.1          $ 22.0          $ 30.7          $ 66.6          $ 90.1
    Elastomers and Performance Additives                 3.1             4.2             7.7            12.6            20.8
    Distribution                                         3.1             3.2             2.8             9.6             9.5
    Resin & Intermediates                                7.6             7.5            12.0            19.2             7.5
    Other                                               (4.4)           (4.3)           (3.9)          (12.0)          (12.8)
                                                 ------------    ------------    ------------    ------------    ------------
                                                      $ 34.5          $ 32.6          $ 49.3          $ 96.0         $ 115.1
                                                 ============    ============    ============    ============    ============

Reconciliation:
     Operating income                                  $ 6.9          $ 10.8          $ 26.3           $ 1.5          $ 52.3
     Special items, expense                              9.4             3.4             5.3            39.4             9.7
                                                 ------------    ------------    ------------    ------------    ------------
          Operating income before special items         16.3            14.2            31.6            40.9            62.0
     Depreciation and amortization                      18.2            18.4            18.2            55.1            54.6
     Accelerated depreciation in special items             -               -            (0.5)              -            (1.5)
                                                 ------------    ------------    ------------    ------------    ------------
          EBITDA before special items                 $ 34.5          $ 32.6          $ 49.3          $ 96.0         $ 115.1
                                                 ============    ============    ============    ============    ============
     EBITDA                                           $ 25.1          $ 29.2          $ 44.5          $ 56.6         $ 106.9
     Impact of special items, expense                    9.4             3.4             4.8            39.4             8.2
                                                 ------------    ------------    ------------    ------------    ------------
          EBITDA before special items                 $ 34.5          $ 32.6          $ 49.3          $ 96.0         $ 115.1
                                                 ============    ============    ============    ============    ============



Note: The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventories and unallocated corporate costs.